Exhibit 99.1
WOLVERINE TUBE, INC.
P R E S S    R E L E A S E

Contact:	James E. Deason
Senior Vice President
Chief Financial Officer
(256) 580-3625

Wolverine Tube reports full year
and fourth quarter results
Huntsville, Alabama, (march 14, 2007) — Wolverine Tube, Inc. (OTC Bulletin Board: WLVT. PK) today reported results for the full year and fourth quarter of 2006. Net loss for the year ended December 31, 2006 was $79.2 million or $5.26 per share compared to a net loss of $38.6 million or $2.57 per share for 2005.
     Included in these results were after tax restructuring and other charges of $75.3 million and $17.2 million in 2006 and 2005, respectively. The charges in 2006 related to providing a $23.9 million, non-cash allowance to reflect an adjustment to the valuation of our Canadian Company’s deferred tax assets, $44.0 million in restructuring and other charges in conjunction with the closing of the Montreal, Ontario and Jackson, Tennessee facilities, as well as the consolidation of our U.S. distribution facility into the Decatur, Alabama plant site and $7.4 million for advisory fees and expenses for professional services incurred in conjunction with our balance sheet restructuring. In 2005, the restructuring and other charges of $17.2 million related to a $12.6 million, non-cash charge to provide a partial adjustment to the valuation allowance for deferred tax assets, charges associated with the termination and freezing of our U.S. defined benefit plants, employee costs associated with restructuring of our corporate organization and a loss on the sale of the Jackson facility’s real estate as well as the corporate airplane. Excluding these restructuring and other charges, the net loss would have been $3.9 million or $0.26 per share in 2006 compared with a net loss of $21.4 million or $1.42 per share in 2005.
     Gross profit for 2006 was $54.5 million as compared to $21.6 million in 2005, an improvement of $32.9 million. Total pounds shipped in 2006 were 343.5 million pounds compared to 320.6 million pounds in 2005. Of the total pounds shipped, approximately 294.7 million pounds and 275.0 million pounds were manufactured by the Company in 2006 and 2005, respectively. The balance of the pounds shipped came from inventory reduction and from the Value Added Strategic Sourcing (VASS) arrangement the Company has whereby we source products from a Chinese tube manufacturer under an exclusive agreement and resell those products to our customers.
     Net sales were $1.4 billion in 2006, compared to $873.5 million in 2005. This 61 percent increase in net sales reflects the 84 percent, year over year, increase in the average COMEX price of copper, which is a direct pass through to our commercial products customers. Additionally, a 7.2 percent volume improvement and a 9.4 percent increase in unit fabrication revenues contributed to the improved net sales.
     For the fourth quarter of 2006, which historically is our weakest, the net loss was $34.0 million or $2.25 per share, as compared to a net loss of $19.2 million or $1.28 per share in the
Corporate Headquarters
200 Clinton Avenue West, Suite 1000
Huntsville, AL 35801

WOLVERINE TUBE, INC.

same period of 2005. Included in the 2006 and 2005 results were $25.0 million and $16.0 million in after tax charges, relating primarily to the deferred tax valuation allowance, restructuring charges and advisory fees and expenses. Excluding these charges in both periods, the net loss would have been $9.0 million or $0.60 per share in the fourth quarter of 2006 and a net loss of $3.3 million or $0.22 per share in the fourth quarter of 2005.
     Gross profit for the fourth quarter of 2006 decreased to $4.7 million from $7.8 million in 2005. Total pounds shipped in the fourth quarter of 2006 were 64.6 million pounds, a 19.3 percent decrease. Of these pounds shipped, approximately 84 percent were manufactured by Wolverine and the balance came from our VASS program. Net sales for the fourth quarter were $290.6 million, as compared to $238.0 million for the fourth quarter of 2005 primarily due to the increase in copper prices quarter over quarter.
     Commenting on the results, Jed Deason, Chief Financial Officer said, “The year of 2006 was a year of change and restructuring for Wolverine. We began the year with two major initiatives. First we began a robust and continuing strategic planning process and secondly we commenced our balance sheet restructuring efforts. We have accomplished much in both of these areas. In September 2006, we implemented the first phase of our strategic plan with the announced closure of both our Montreal, Quebec and Jackson, Tennessee facilities. Since performance at both of these facilities was unacceptable, we stepped away from these operations, and certain unprofitable product lines while at the same time continuing to serve our customers through our London, Ontario, Decatur, Alabama facilities and our VASS program. We will focus on improving 2007 profitability with our lean manufacturing and six sigma initiatives and will continue to evaluate further product and plant rationalization opportunities. In mid February 2007 we completed the first phase of our recapitalization plan, a sale of $50 million in preferred stock to The Alpine Group, Inc. and a fund managed by Plainfield Asset Management LLC. Our recapitalization plan will ultimately provide at least $75 million, and could provide up to approximately $135 million, in total equity proceeds to Wolverine. The investment by these two organizations with proven track records speaks well for the future of Wolverine.”
     “Further,” stated Deason, “2006 was an unusual year from an operating perspective. The year began with the residential air conditioning OEMs transitioning to the manufacturing of 13 SEER units which increased demand in the first half of the year, followed by a weaker third and fourth quarter as the OEMs adjusted their levels of inventory. Demand and pricing in the wholesale markets were extremely robust in the second quarter and while pricing remained above average in the last half of the year, demand dropped by almost 446 percent with the slowing in residential construction and the continuing substitution effect of plastic in the market. Additionally, in 2006 we were able to manage our working capital and cash requirements through improved inventory turns and decreasing days sales outstanding as required to respond to the historically high copper prices.”
fourth quarter results by segment
     Commercial products gross profit was $2.8 million in 2006 compared to the prior year’s fourth quarter of $5.8 million. Shipments decreased 5.7 percent to 48.8 million pounds. Net sales increased 37.3 percent to $220.7 million. These results reflect the significant rise in copper
Corporate Headquarters
200 Clinton Avenue West, Suite 1000
Huntsville, AL 35801

WOLVERINE TUBE, INC.

prices from an average of $2.02 per pound in the fourth quarter of 2005, versus $3.19 per pound in the fourth quarter of 2006. The lower shipments in 2006 reflect a slowing demand from the residential air conditioner, and home appliance OEMs as they adjusted their year end inventories. Commercial products pricing improved slightly in the quarter compared to the fourth quarter of 2005 with the improvement coming from the industrial tube, copper alloy tube, and joining product groups. Pricing in fabricated products and technical tube was lower due to a shift in mix to lower valued products. The unit cost of goods sold for commercial products was down slightly, even with the reduced volumes.
     Gross profit for wholesale products was $554 thousand in 2006 compared to $2.4 million in the fourth quarter of 2005. Shipments totaled 12.5 million pounds as compared to the prior year’s fourth quarter of 22.8 million pounds, a 45.4 percent decrease. Net sales decreased to $49.2 million from $60.3 million in the prior year. Higher copper prices and improved fabrication revenue did not, however, offset the significant decrease in demand. Additionally, with lower product demand, our cost to manufacture increased in the quarter compared to the fourth quarter of 2005 due to fixed costs absorption.
     Gross profit in rod, bar and other products was $1.4 million, compared to a loss in 2005 of $296 thousand. Pounds shipped of rod and bar totaled 3.3 million pounds in 2006, as compared to 5.4 million pounds in 2005. Net sales increased to $20.7 million in 2006 from $16.9 million in 2005. These results reflect the ramp down and closing of the Montreal facility where rod and bar products were produced. With the announced closing of the facility we experienced improved pricing in the quarter and our cost to manufacture improved. Additionally, our European distribution operations had substantially improved results in the fourth quarter of 2006 compared to the prior year on both improved demand and pricing.
liquidity
     We have completed the initial phase of our balance sheet restructuring with the preferred equity investment of $50.0 million by The Alpine Group, Inc. and a fund managed by Plainfield Asset Management LLC. We are now working on phases two and three of the capitalization plan which will include a $51.1 million common stock rights offering and the potential exchange offer to exchange and modify the terms of our 7.375% Senior Notes, due in August 2008. (Our recapitalization plan is described in more detail in the Forms 8-K that we filed with the Securities and Exchange Commission on February 5, 2007 and February 23, 2007). We utilized the initial $50 million of proceeds from our recapitalization plan to reduce the amounts outstanding on our liquidity facilities. Thus, as of March 2, 2007, total North American cash and availability under the receivables sales facility and the secured revolving credit facility was approximately $101.7 million, of which $23.3 million is utilized, leaving total North American cash and liquidity facility availability of $78.4 million. This $78.4 million is made up of (1) $11.7 million in cash on hand in North America, (2) $55.0 million in availability under the receivables sales facility (currently, there is no utilization of this facility), and (3) $11.7 million in additional borrowing availability under the secured revolving credit facility (current utilization under this facility is $23.3 million in outstanding letters of credit).
Corporate Headquarters
200 Clinton Avenue West, Suite 1000
Huntsville, AL 35801

WOLVERINE TUBE, INC.

     The tables following the text of this press release provide financial details that are included in this press release. This includes a reconciliation of net income (loss) to earnings before interest, taxes, depreciation and amortization. This press release, including these financial details, is now available on the Wolverine website at http://www.wlv.com in the Investor Relations section under the heading, “Press Releases”.
About Wolverine Tube, Inc.
Wolverine Tube, Inc. is a world-class quality partner, providing its customers with copper and copper alloy tube, fabricated products, and metal joining products. Internet addresses http://www.wlv.com and http://www.silvaloy.com.
Additional information regarding our recapitalization plan
In connection with the proposed rights offering and exchange offer transactions described in this press release, Wolverine will file with the Securities and Exchange Commission (SEC) one or more registration statements, and/or amendments thereto, each of which will include a prospectus related to the applicable transaction. This press release does not constitute an offer of any securities for sale; no securities may be sold nor may offers to buy be accepted prior to the time the relevant registration statement (containing the applicable prospectus) becomes effective. Investors and security holders are urged to read the relevant prospectus regarding the applicable proposed transaction when it becomes available because it will contain important information. You may obtain a free copy of the relevant registration statement and prospectus (when available) and other related documents filed by Wolverine with the SEC at the SEC’s website at www.sec.gov. The relevant registration statement and prospectus (when it is available) and the other documents may also be obtained for free by accessing Wolverine’s website at www.wlv.com under the “Investor Relations” link and then under the heading “SEC Filings.”
Forward-looking Statements
Forward-looking statements in this press release are made pursuant to the “Safe Harbor” provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements use such words as “may”, “should”, “will”, “expect”, “believe”, “plan”, “anticipate” and other similar terminologies. This press release contains forward-looking statements regarding factors affecting the Company’s expectations of future operating and financial results and liquidity. Such statements are based on current expectations, estimates and projections about the industry and markets in which the Company operates, as well as management’s beliefs and assumptions about the Company’s business and other information currently available. These forward-looking statements are subject to various risks and uncertainties that could cause actual results to differ materially from those stated or implied by such forward-looking statements. The Company undertakes no obligation to publicly release any revision of any forward-looking statements contained herein to reflect events or circumstances occurring after the date hereof or to reflect the occurrence of unanticipated events. With respect to expectations of future operating and financial results, liquidity and our recapitalization plan, factors that could affect actual results include, without limitation, the effect of currency fluctuation; energy and raw material costs and our ability to effectively hedge these costs; fluctuation in COMEX copper, silver and other metals pricing; continuation of historical trends in customer inventory levels and expected demand for our products; outsourcing levels of OEMs; the effect of the seasonality of our business; competitive products and pricing; environmental contingencies; regulatory matters; changes in technology and our ability to maintain technologically competitive products; the mix of geographic and product revenues; the success of our
Corporate Headquarters
200 Clinton Avenue West, Suite 1000
Huntsville, AL 35801

WOLVERINE TUBE, INC.

product and process development activities, productivity and efficiency initiatives, including and related to transportation and natural gas, electricity and other utilities; global expansion activities, market share penetration efforts; working capital management programs and capital spending initiatives whether or not we can successfully implement our lean manufacturing and six sigma initiatives in 2007 to improve profitability; if we can achieve anticipated cost savings from any additional product and plant rationalization opportunities that arise; our ability to continue de-levering our balance sheet and to pursue alternative sources of financing, including the completion of the rights offering dependant on our stockholders approving the charter amendment to increase the number of authorized shares of common stock; the level of stockholder participation in the proposed rights offering; the level of participation by our note holders in the proposed exchange offer and generally our ability to complete the recapitalization within the expected timeframe. A discussion of these and other risks and uncertainties which could cause actual results to differ from those contained in the forward-looking statements can be found in the Company’s Annual Report on Form 10-K for the most recently ended fiscal year and reports filed from time to time with the Securities and Exchange Commission.
—tables to follow—
Corporate Headquarters
200 Clinton Avenue West, Suite 1000
Huntsville, AL 35801

WLV Reports Fourth Quarter and Full Year Results

WOLVERINE TUBE, INC. FINANCIAL DATA
Consolidated Statements of Operations (Unaudited)

	Three-month period ended		Twelve-month period ended
In thousands, except per share data	12/31/2006	12/31/2005	12/31/2006	12/31/2005
Total pounds shipped	64,560	80,031	343,551	320,568

Net sales	$290,646	$237,998	$1,403,042	$873,505
Cost of goods sold	285,902	230,158	1,348,508	851,862

Gross profit	4,744	7,840	54,534	21,643
Selling, general and administrative expenses	7,245	11,327	31,173	37,074
Advisory fees and expenses	3,528	—	7,434	—
Restructuring charges	2,031	(487)	57,602	1,416

Operating income (loss)	(8,060)	(3,000)	(41,675)	(16,847)
Interest expense, net	6,050	4,926	25,570	20,727
Amortization and other, net	1,109	2,037	2,595	2,802

(Loss) before income taxes	(15,219)	(9,963)	(69,840)	(40,376)
Income tax provision (benefits)	18,777	9,291	9,384	(1,760)

Net (loss)	$(33,996)	$(19,254)	$(79,224)	$(38,616)

Basic earnings per share:	$(2.25)	$(1.28)	$(5.26)	$(2.57)
Diluted earnings per share:	$(2.25)	$(1.28)	$(5.26)	$(2.57)

Basic shares	15,081	15,041	15,071	15,022
Diluted shares	15,081	15,041	15,071	15,022

Segment Information (Unaudited)

	Three-month period ended		Twelve-month period ended
In thousands	12/31/2006	12/31/2005	12/31/2006	12/31/2005
Pounds Shipped:
Commercial	48,838	51,788	247,437	213,962
Wholesale	12,454	22,827	79,114	88,455
Rod, bar, and other	3,268	5,416	17,000	18,151

Total pounds shipped	64,560	80,031	343,551	320,568

Net sales:
Commercial	$220,710	$160,784	$1,009,343	$619,159
Wholesale	49,250	60,281	310,993	195,325
Rod, bar, and other	20,686	16,933	82,706	59,021

Total net sales	$290,646	$237,998	$1,403,042	$873,505

Gross Profit:
Commercial	$2,831	$5,760	$30,912	$19,422
Wholesale	554	2,376	22,656	650
Rod, bar, and other	1,359	(296)	966	1,571

Total gross profit	$4,744	$7,840	$54,534	$21,643

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WLV Reports Fourth Quarter and Full Year Results

WOLVERINE TUBE, INC.
Condensed Consolidated Balance Sheet (Unaudited)

In thousands	12/31/2006	12/31/2005
Assets
Cash and cash equivalents	$23,733	$27,329
Accounts receivable	62,529	104,186
Inventory	122,943	146,705
Other current assets	11,417	10,209
Property, plant and equipment, net	133,259	181,238
Other assets	101,449	99,098

Total assets	$455,330	$568,765

Liabilities and Stockholders’ Equity Accounts payables and other accrued expenses	$68,379	$106,754
Short-term borrowings	1,638	248
Pension liabilities	28,504	42,889
Long-term debt	238,362	234,920
Other liabilities	29,271	20,652

Total liabilities	366,154	405,463

Stockholders’ equity	89,176	163,302
Total liabilities and stockholders’ equity	$455,330	$568,765

This press release contains, a, references to adjusted earning’s before interest, taxes, depreciation and amortization (EBITDA), a non-GAAP financial measure. The following table provides a reconciliation of EBITDA to net income (loss). Management believes EBITDA is a meaningful measure of liquidity and the Company’s ability to service debt because it provides a measure of cash available for such purposes. Additionally, management provides an EBITDA measure so that investors will have the same financial information that management uses with the belief that it will assist investors in properly assessing the Company’s performance on a year-over-year and quarter-over-quarter basis.
Reconciliation of Net Income to Earnings Before Interest, Taxes, Depreciation and Amortization (Unaudited)

	Three-month period ended		Twelve-month period ended
In thousands	12/31/2006	12/31/2005	12/31/2006	12/31/2005
Net income (loss)	$(33,996)	$(19,254)	$(79,224)	$(38,616)
Depreciation and amortization	3,995	4,246	16,977	17,048
Interest expense, net	6,050	4,926	25,571	20,727
Impairment of assets	89	—	34,291	—
Non-cash portion of restructuring and non recurring advisory charges	533	—	14,235	661
Income tax provision/(benefit)	18,777	9,291	9,384	(1,760)

Adjusted earnings/(loss) before interest, taxes, depreciation and amortization	$(4,552)	$(791)	$21,234	$(1,940)

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